Exhibit 99_1
http://www.gses.com


AT GSE            AT NOVATECH          AT FRB/WEBER SHANDWICK
Gill Grady           Buz Zey            Marilynn Meek   Susan Garland
Sr. Vice President   President          (general info)  (analyst info)
410-772-3604      913-451-1880        212-445-8451      212-445-8458

FOR IMMEDIATE RELEASE

                          GSE Systems Announces Sale of
                   Process Automation Business to NovaTech LLC


Columbia, Maryland September 26, 2003 - GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and engineering services for the energy, process and military industries, announced today that it has reached an agreement to sell its Process Solutions business to NovaTech LLC, a leading vendor independent provider of SCADA systems, remote monitoring, and automation systems for the electric utility and oil and gas industries, based in Kansas City.

GSE announced that it will now focus on expanding its simulation technologies in the energy, military and homeland defense markets, as well as continuing with its nuclear and chemical plant security and process simulation businesses.


Mr. Jerry Jen, President and Chief Operating Officer of GSE, said: "The divestiture of the process automation business will enable us to strengthen our financial position. We will eliminate our debt, improve profitability and focus on expanding our core simulation technology."

"GSE and NovaTech will continue to work together to bring simulation and security solutions to the process industries," Jen added.


Aubrey "Buz" Zey, NovaTech's President said, "We believe the unique combination of communication and automation technologies will bring innovative solutions to the existing customers of both companies and address a larger market space. In addition, the geographic reach of the two businesses allows us to provide increased customer support to our target markets. We look forward to discussing our plans and strategies at the Process Solutions' National User's Conference in Baltimore next week."

For more information at GSE contact: Gill Grady, 410-772-3604 For more information at NovaTech contact Buz Zey at 913-451-1880

                   *    *    *

GSE Systems, Inc. is a real-time simulation, company with three decades of experience, over 250 applications, and 100 customers in more than 25 countries. Our software, hardware and integrated solutions leverage proven technologies to deliver real-world business advantages to the power and process simulation industries worldwide. GSE Systems is headquartered in Columbia, Maryland with offices throughout the United States. Our global locations include offices in Japan and Sweden. Information about GSE Systems is available via the Internet at http://www.gses.com.


NovaTech was founded in 1986 to focus on the special needs of electric utilities to remotely monitor and control substation and distribution line equipment. Their project-oriented approach includes in-house design, system engineering, configuration and programming, assembly, training, and installation supervision. Their open systems philosophy assure that clients will be able to operate, maintain and expand their systems in a cost-effective manner. More information is available http://www.novatech-llc.com.


This news release contains forward-looking statements that involve risks and uncertainties. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission.